Exhibit 10.5.1

Exclusive Technology and Consulting Service Agreement

This Exclusive Technology and Consulting Service Agreement (this “Agreement”) is made and entered into by and between the following Parties on [     ] in Hong Kong:

Party A:	Beijing Bona New World Media Technology Co., Ltd.

Address:	Floor 20 of Qingyun Modern Mansion, Building 9 of Manting Fangyuan, Qingyunli, Haidian District, Beijing

Party B:	[Affiliated Consolidated Entity]

Address:

Whereas,

1.                  Party A is a wholly-foreign-owned enterprise established in Beijing of the People’s Republic of China (“China”), of which the business scope includes researching and developing management software of film distribution, providing technical service / technical consultation / technology transfer and software technical training, providing business consultation / investment consultation / management consultation and marketing self-developed products. Party A has resources to provide technical and consulting services set forth hereunder;

2.                  Party B is a domestic [limited liability] company [established/registered] in Beijing, China, and engages in the business of [    ].

3.                  Party A is willing to provide Party B with technical advisory and technical support and advisory services for operation and management, market strategy, and Party B is willing to accept such technical support and advisory services provided by Party A.

Therefore, upon mutual consultation, the Parties have reached the following agreement:

1.              Technical Support and Advisory Service

1.1                   Party B hereby appoints Party A as Party B’s exclusive technical support and market strategy advisory services provider to provide Party B technical support and advisory service in relation to film distribution and operation management (hereinafter referred to as the “Technical Support and Advisory Service”), the detail of which is listed in Schedule 1.

1.2                   Technical Service Providing Methodology

Party A and Party B agree that during the term of this Agreement, they may enter into further Technical Support agreements or Advisory Service agreements, which shall provide the specific contents, manner, personnel, and fees for the specific Technical Support or Advisory Service. Each of such Technical Support or Advisory Service agreements shall be Schedules to this Agreement, which shall be part of this Agreement, and be of equal effect with this Agreement.

1.3                   Party B shall not accept any Technical Support and Advisory Service from any third party without obtaining prior written consent from Party A.

1.4                   Party A hereby agrees to undertake the operation costs derived from the operation process of Party B, and Party B hereby agrees for Party A to undertake such operation costs. The method and amount of the operation costs of Party B for Party A to undertake shall be subject to further consultations between the parties.

2.              The Calculation and Payment of Technical Support and Advisory Service

2.1                   With respect to the Technical Support and Advisory Service provided by Party A to Party B, Party B shall pay a service fee (“Service Fee”) to Party A, and the calculation of Technical Support and Advisory Service shall be based on comprehensive consideration of income derived therefrom and costs. The minimum amount for each time shall not be less than [   ]% of the pre-tax profit. The detailed calculation formula is listed in Schedule 2 of this Agreement.

2.2                   Party B shall consult with Party A each time before payment of the Service Fee, and perform after obtaining the approval of its board of directors. In addition, while paying the Service Fee, Party B shall pay Party A with fees deriving from providing the Technical Support and Advisory Service, including but not limited to travel expenses, transportation expenses, printing fees and postal charges, etc.

2.3                   If Party B fails to pay the Service Fee and other fees pursuant to this Agreement, as for the amount of unpaid fee, Party B shall pay to Party A the default interest with the rate of 0.1‰ per day for each day during the time when default exists.

2.4                   Party A shall have the right, at its own expense, to appoint its employee or certified accountant of China or any other country (“Authorized Representative of Party A”) to audit the accounts of Party B so as to verify the calculation and amount of the Service Fee. For such purpose, Party B shall at request provide the Authorized Representative of Party A the documents, accounts, records and data, etc., so as to assist the Authorized Representative of Party A in auditing the account of Party B and deciding the amount of the Service Fee. The amount of the Service Fee shall finally be subject to the amount decided by the Authorized Representative of Party A. Party A shall have the right to give a charging bill to Party B at any time after the audit report from the Authorized Representative of Party A is issued, and require Party B to pay fees unpaid. Party B shall pay accordingly within 10 business days upon receipt of the aforesaid charging bill.

2.5                   Service Fee paid by Party B according to this Agreement shall be clean of any deduction (such as handling charges of banks).

3.              Intellectual Property Rights and Confidentiality Clauses

3.1                   Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, technical secrets, trade secrets and others.

3.2                   Party B shall make all reasonable efforts so as to ensure the confidentiality of all information provided by Party A. Without the written consent of Party A, Party B can not disclose, give or assign such confidential information to any third party. Once this Agreement terminates, Party B shall return to Party A at request, or destroy by itself any documents, materials or software which contain confidential information, and delete any confidential information from any relative memory device, as well as stop using such confidential information.

3.3                   The parties agree that this Article shall survive modifications to, and rescission or termination of this Agreement.

4.              Representations and Warranties

4.1                   Party A hereby represents and warrants as follows:

4.1.1                 Party A is a company legally registered in Beijing and validly existing in accordance with the laws of China.

4.1.2                 Party A’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party A has taken the necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party A.

4.1.3                 This Agreement upon execution shall constitute Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2                   Party B hereby represents and warrants as follows:

4.2.1                 Party B is a company legally registered in Beijing and validly existing in accordance with the laws of China.

4.2.2                 Party B’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party B.

4.2.3                 This Agreement upon execution shall constitute Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

5.              Compensation

Where anyone promotes a compensation request due to Party B’s violation of instructions of Party A, improper use of Party A’s intellectual properties or improper technical operation, Party B shall undertake all liabilities. In case Party B finds anyone using Party A’s intellectual properties without lawful authorization, Party B shall immediately notify Party A and assist with any action adopted by Party A.

6.              Effectiveness and Term

6.1                   This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement, the term of this Agreement shall be one (1) year.

6.2                   The term of this Agreement may extend for another two (2) years on an automatic basis before expiration (including any expiration of extended term), however, upon Party A’s written notice not to extend before expiration, this Agreement shall be terminated in accordance with Article 7.1.

7.              Termination

7.1                   Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

7.2                   Without prejudice to Party A’s right or relief provided by law or other reasons, Party A may (1) if Party B has been under substantial default, and has not cured such default within 30 days following receipt of the notice given by Party A with respect to the occurrence and existence of such default, (2) Party B enters liquidation or other similar judicial procedures, immediately terminate this Agreement by sending a written notice to Party B. In addition, during the term of this Agreement, Party A shall have the right to terminate this Agreement upon giving 30 days’ prior written notice to Party B at any time.

7.3                   Party B shall not and has no right to terminate this Agreement prior to its expiration date. If Party B terminates this Agreement in advance, Party B shall pay a one-off liquidated damage of RMB 1,000,000 to Party A. In case such liquidated damage can not fully compensate the direct loss suffered by Party A, Party A shall have the right to require the balance from Party B.

7.4                   The rights and obligations of the Parties under Articles 3 and Article 8 shall survive the termination of this Agreement.

8.              Disputes Resolution

In the event of any dispute with respect to the construction and performance of any provision of this Agreement, the Parties shall resolve the dispute through friendly consultations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its current Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

9.              Force Majeure

9.1                   Force Majeure Event refers to any event which is out of reasonable control of a party, and can not be avoided under reasonable care of the impacted party, including but not limited to government actions, act of God, fire, explosion, geographical change, storm, flood, earthquake, tide, lightening or war. However, lack of credit standing, fund or financing shall not be viewed as event out of control of a Party. The Party which is impacted by a Force Majeure Event and seeking for exemption from liabilities under this Agreement or any provision of this Agreement, shall as soon as possible notify the other party of such event to exemption and inform the steps it shall take to fulfill the performance.

9.2                   The party impacted by Force Majeure shall be exempted from any liability for corresponding events under this Agreement, however, such impacted Party shall not be exempted from such obligation of performance, unless it has been doing its best efforts reasonably practical to perform, and the exemption shall be limited to the extent of the part of performance delayed or hampered. Once the reasons for such exemptions have been corrected or cured, all parties shall make their best efforts to proceed with performance under this Agreement.

10.       Applicable Law

The performance, interpretation and enforcement shall be subject to law of China.

11.       Notice

All notices and other communications pursuant to this Agreement shall be written in Chinese and English, and delivered personally or sent by registered mail, postage prepaid, by a permitted commercial courier service or by facsimile transmission (the notice sender by facsimile shall send out a copy of the document to be facsimiled consequently to confirm) to the legal address of the relative Party or Parties.

12.       Assignment

12.1            Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

12.2            Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

13.       Severability

In the event any provision of this Agreement becomes invalid or unenforceable due to inconsistency with relative laws, the provision shall be deemed as invalid only to the extent pursuant to such laws, and the validity of other provisions of this Agreement shall not be impacted.

14.       Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

15.       Language and Counterparts

This Agreement is written in Chinese language in two copies, and each Party holds one copy.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

[The page hereunder is intentionally left blank for signatures.]

Party A:	Beijing Bona New World Media Technology Co., Ltd.
By:
Name:	Yu Dong
Title:	Legal Representative

Party B:	[Affiliated Consolidated Entity]
By:
Name:
Title:

Schedule 1

Detailed contents of Technical Advisory and Service

Conducting market research, planning and development;

Making business plans and commercial strategy;

Promoting enterprises and public relationship;

Seeking and developing cooperation relationship for companies;

Managing and developing customers; and

[other such advice and services].

Schedule 2

Calculation method of the Technical Service Price and Payment Methodology

Technical Service price shall be calculated as follows:

Technical Service price > (income-cost)×[   ]%